                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 14, 1997

                               MCN CORPORATION
            (Exact name of registrant as specified in its charter)

       MICHIGAN                      1-10070               38-2820658
State of Incorporation          (Commission File        (I.R.S. Employer
                                      Number)          Identification No.)

 500 GRISWOLD STREET, DETROIT, MICHIGAN                        48226
(Address of principal executive offices)                     (Zip Code)


             Registrant's telephone number, including area code:
                                (313) 256-5500

ITEM 5. OTHER EVENTS

On January 14, 1997 MCN Corporation issued the following press release;

                     MCN CORPORATION UNVEILS NAME CHANGE
                    IN CONJUNCTION WITH GROWTH STRATEGIES


DETROIT, Jan. 14, 1997 -- At a news media briefing today at its Detroit headquarters, MCN Corporation (NYSE:MCN) announced it has begun doing business under the name MCN Energy Group Inc., reflecting the company's growth during the past five years into a diversified energy company.

     Chairman, President and Chief Executive Officer Alfred R. Glancy III said that, since unveiling formal diversification plans in 1992 to capture opportunities within the restructured natural gas industry, the company has more than doubled its asset base, profitably adding a large portfolio of energy-related investments while continuing to build its core natural gas distribution operations in Michigan.

     "We have transformed MCN from a profitable 'plain vanilla' gas utility to a diversified energy company with businesses in all facets of the natural gas industry, as well as in the electric power generation business," he said. "Starting from our Michigan base, we now do business throughout North America, and we have begun entering overseas markets." He added: "The best is yet to come. We see sufficient opportunities to potentially double our asset base again over the next five years."

     Glancy said the growth has been achieved by following an untypical approach to non-utility investments. "The basic idea was to leverage the expertise we had developed in the gas distribution business over the course of 150 years, creating synergies from the wellhead to the ultimate customer," he said.

     MCN partners with companies who are recognized as leaders in their respective areas, who provide complementary expertise and who are willing to risk their capital along with MCN's.

     "We spend a great deal of time selecting partners, then have them provide additional expertise and operating staff that we don't have and don't want to create in-house," Glancy said. "We also decided that we wanted to create a portfolio of investments. This strategy has numerous benefits. Primarily, it allowed us to grow very rapidly with manageable risk."

     He noted the results of this five-year diversification. "We have more than doubled our asset base, from $1.5 billion at year-end 1991 to about $3.8 billion today. In addition, we more than doubled earnings over the same period. But most importantly, total annual compound return to shareholders over the five years has been 24.8 percent rate, which is well in excess of broad market averages."

     Looking ahead, Glancy said MCN Energy Group will stay on the proven path it has followed during the past five years.

     "Given the opportunities we believe exist through the year 2000, we see the potential to invest in excess of $3 billion, which could double the asset base of the company yet again," he said.

     While the majority of these investments would target non-regulated energy projects, Glancy said he also sees growth and enhanced profitability for the gas distribution business, largely as a result of continued gas industry restructuring.

     Turning his attention then to the electric utility industry's restructuring, Glancy said new growth opportunities will become available.

     "Our plan is to participate primarily on the retail end because of our experience in retail marketing and the generally more favorable margins," he said. "As with our past expansion strategies, we plan to pursue these opportunities through joint ventures.

     "In short, if you think our growth over the past five years has been exciting, just wait and see what the new MCN Energy Group can deliver," he concluded.

     In regard to the name change, the company's board of directors has approved the use of the new name immediately. Stockholder approval will be sought at the company's 1997 annual meeting, as required under Michigan law. MCN Energy Group will retain its current New York Stock Exchange symbol of MCN.

MCN Energy Group Inc. is a $3.8 billion (assets) diversified energy holding company with natural gas markets and investments throughout North America, and has begun entering overseas markets. The company operates through two major business groups: The Gas Distribution group consists principally of Michigan Consolidated Gas Company, a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan; The Diversified Energy group, operating through MCN Investment Corporation, is involved in exploration and production, gas gathering and processing, energy marketing, gas storage, electric power generation and other energy-related businesses.


                                     ####

                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MCN CORPORATION

                                        By /s/ Sebastian Coppola
                                           ------------------------------
                                           Sebastian Coppola
                                           Senior Vice President and Treasurer


Date: January 15, 1997